Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports 2005 First Quarter Retail Sales and Comparable Store Sales, and Increases Earnings Guidance

     ST. LOUIS--(BUSINESS WIRE)--April 7, 2005--Build-A-Bear Workshop, Inc. (NYSE: BBW):

     -- First quarter earnings guidance increased to $0.38 to $0.40 per diluted share representing net income growth of 43% to 51%; previous guidance for diluted EPS was $0.32 to $0.34. Guidance includes $0.02 per diluted share for flagship store pre-opening costs.

     -- First quarter preliminary net retail sales increased 23.4% to $85.7 million -- comp store sales grew 5.4%, in-line with company guidance for growth of 5% to 7%.

     -- Second quarter earnings guidance remains $0.23 to $0.25 per diluted share and includes $0.03 per diluted share for flagship store pre-opening costs.

     -- Full-year earnings guidance increased to $1.35 to $1.41 per diluted share, from previous guidance of $1.29 to $1.35, reflecting the improved first quarter outlook. Guidance includes $0.05 per diluted share for flagship store pre-opening costs.

     Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive, entertainment retailer of customized stuffed animals, announced preliminary net retail sales and comparable store sales for the fiscal 2005 first quarter, and increased earnings guidance for the first quarter and full year.
     Fiscal 2005 first quarter (13 weeks ended April 2, 2005) preliminary net retail sales increased 23.4% to $85.7 million compared to $69.5 million in the year ago first quarter (13 weeks ended April 3, 2004). Comparable store sales grew 5.4% in the fiscal 2005 first quarter compared to 14.8% in the year ago first quarter.
     The company now expects fiscal 2005 first quarter earnings in the range of $0.38 to $0.40 per diluted share, representing net income growth of 43% to 51% compared to first quarter 2004, and an increase from previous guidance for diluted earnings per share (EPS) of $0.32 to $0.34.
     "We are very pleased with our first quarter sales performance," said Chairman and Chief Executive Bear Maxine Clark. "We delivered strong sales growth in our first quarter on top of an outstanding first quarter last year. More importantly, we increased our bottom-line profitability resulting in higher earnings expectations for the first quarter.
     We continue to take the Build-A-Bear Workshop experience to wherever families go to have fun via our On Tour mobile workshop and baseball park locations. During the first quarter the mobile workshop attended events at the NFL Experience at Superbowl XXXIX, the NBA All-Star Jam Session and regional events such as the Miami Dade County Fair. The mobile workshop will attend over 25 events throughout the year. And, this month we will reopen our Build Your Own Phanatic(TM) store at Citizens Bank Park(TM) in Philadelphia and launch two new ballpark stores -- Great American Ballpark(TM) in Cincinnati and Jacobs Field(TM) in Cleveland."
     "We are confident that our unique retail entertainment concept and brand experience combined with our strong store economic model can continue to drive consistent growth and improvement in earnings," added Clark.
     Beginning in February 2005, the company began to lap the start of its national television advertising campaign. Sales in the 2004 first quarter benefited from the company being featured in one segment of a nationally syndicated television show. Sales in the 2005 first quarter benefited from a shift in the Easter holiday from the second quarter in fiscal 2004 to the first quarter in 2005.
     During 2005 the company plans to open a flagship store in New York City. Estimated flagship store pre-opening costs of approximately $1.7 million pretax, or $0.05 per diluted share, are significantly higher than for a typical store and are included in the fiscal 2005 earnings guidance.
     Management now expects fiscal 2005 first quarter net income in the range of $7.6 million to $8.0 million and diluted EPS in the range of $0.38 to $0.40 on
20.1 million diluted shares outstanding. This updated earnings guidance reflects better than expected operating margin performance and includes flagship store pre-opening costs of approximately $0.6 million pretax or $0.02 per diluted share. Previous guidance for net income was in the range of $6.4 million to $6.8 million and for diluted EPS in the range of $0.32 to $0.34. Expected results for the 2005 first quarter compare to 2004 first quarter diluted EPS of $0.30 on
17.9 million diluted shares outstanding.
     Expectations for the second quarter (13 weeks ended July 2, 2005) are unchanged with net income in the range of $4.7 million to $5.1 million and diluted EPS in the range of $0.23 to $0.25 on 20.3 million diluted shares outstanding. These expected results include flagship store pre-opening costs of approximately $1.1 million pretax or $0.03 per diluted share. Comparable store sales growth is expected to be in the range of 2% to 3% in the second quarter. These expected results compare to fiscal 2004 second quarter net income of $4.9 million and diluted EPS of $0.27 on 18.0 million diluted shares outstanding. 2004 second quarter included the Easter holiday.
     2005 full-year (52 weeks ended Dec. 31, 2005) earnings guidance increased to $1.35 to $1.41 per diluted share, from previous guidance of $1.29 to $1.35 per diluted share, reflecting the improved first quarter earnings outlook. The company now expects net income in the range of $27.3 million to $28.5 million, representing net income growth of 37% to 43% compared to fiscal 2004. These expected results include flagship store pre-opening costs of approximately $1.7 million pretax or $0.05 per diluted share. Comparable store sales growth is expected to be approximately 3% for the full year.
     During the 2005 first quarter, the company opened three new Build-A-Bear Workshop (BABW) retail stores in the United States and Canada, as planned. This compares to opening one new BABW store during the 2004 first quarter. These new stores bring the total number of BABW stores to 167 in the United States and six in Canada. During the quarter the international franchisees opened no new international stores; international stores totaled 12 at the end of the first quarter.

     Other News

     Build-A-Bear Workshop expects to open 28 to 30 new BABW stores in the United States and Canada, including a flagship store in New York City, in fiscal 2005. Plans also include opening three new friends 2B made stores. Twelve of the 28 to 30 new stores are planned to open in the second quarter. International franchisees expect to open 15 to 20 new stores in fiscal 2005.
     On March 28, 2005, the company signed a franchise agreement to open Build-A-Bear Workshop stores in the Netherlands, Belgium and Luxembourg (Benelux countries). This agreement brings the total number of international countries with franchise agreements to eleven. Those countries include Australia, Belgium, Denmark, France, Japan, Luxembourg, the Netherlands, the Republic of China (Taiwan), South Korea, Sweden and the United Kingdom.
     "The Benelux countries are a great addition to our international franchise program," said President and Chief Operating Officer Bear Barry Erdos. "We are also pleased to announce that our French franchisee will open the first store in Paris in the Galeries Lafayette, France's premier department store. This will be the first store-within-a-store arrangement for Build-A-Bear Workshop and is scheduled to open in May 2005."
     The company will host its annual meeting of stockholders in St. Louis, Missouri, at the Magic House, St. Louis Children's Museum, 516 S. Kirkwood Road, St. Louis, Missouri, on Thursday, May 12, 2005, at 10:00 a.m. CDT.

     About Build-A-Bear Workshop, Inc.

     Build-A-Bear Workshop, Inc. (NYSE: BBW), with fiscal 2004 total revenue of $302 million, is the only national company that offers Guests an interactive make-your-own-stuffed animal retail-entertainment experience. The first store opened in St. Louis in 1997; at the end of 2004 the company operated 170 stores in 40 states and Canada. With the opening of its store in Sheffield, England, in the fall of 2003 and the addition of international stores in Japan, Denmark and Australia in 2004, Build-A-Bear Workshop(R) has become the global leader in the teddy bear business. In November 2004, the company opened two friends 2B made(R) stores, the newest concept based on the doll-making experience. For more information about the company and its products, call 888.560.BEAR (2327) or visit the company's award-winning Web site at www.buildabear.com.

     Forward-Looking Statements

     Statements in this news release expressing or indicating the beliefs and expectations of management regarding future performance are forward-looking statements including, without limitation, expected diluted earnings per share in the fiscal 2005 first quarter, second quarter and full year, as well as, any other plans, objectives, expectations and intentions contained in this release that are not historical facts. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks and uncertainties include, without limitation, those detailed in our 2004 annual report on Form 10-K filed with the SEC on March 29, 2005, under the caption "Risk Factors" and the following: (1) we may be unable to maintain our current comparable store sales growth; (2) our marketing initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic; (3) we may be unable open new stores to effectively manage our growth; (4) we may be unable to effectively manage our international franchises or laws relating to those franchises may change; (5) we may be unable to generate interest in and demand for our interactive retail experience, or to identify and respond to consumer preferences in a timely fashion; (6) customer traffic may decrease in the shopping malls where we are located, on which we depend to attract guests to our stores; (7) general economic conditions may deteriorate, which could lead to reduced consumer demand for our products; (8) our market share could be adversely affected by a significant number of competitors; (9) we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team; (10) the ability of our principal vendors to deliver merchandise may be disrupted; (11) the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade; (12) third parties that manage our warehousing and distribution functions may perform poorly; (13) we may fail to renew, register or otherwise protect our trademarks or other intellectual property; (14) we may have disputes with, or be sued by, third parties for infringement or misappropriation of their proprietary rights; (15) we may be unable to renew or replace our store leases, or enter into leases for new stores on favorable terms, or may violate the terms of our current leases;
(16) we may experience failures in our communications or information systems;
(17) terrorism or the uncertainty of future terrorist attacks or war could reduce consumer confidence and mall traffic; (18) we may become subject to challenges relating to overtime pay or other regulations relating to our employees; (19) we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise, and (20) we may improperly obtain or be unable to protect information from our guests in violation of privacy or security laws or expectations.
     These risks, uncertainties and other factors may adversely affect our business, growth, financial condition or profitability, or subject us to potential liability, and cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements. We do not undertake any obligation or plan to update these forward-looking statements, even though our situation may change.


     CONTACT: Build-A-Bear Workshop, Inc.
              Investors:
              Molly Salky, 314-423-8000, ext. 5353
              or
              Media:
              Jill Saunders, 314-423-8000, ext. 5293
              www.buildabear.com